                                                                   EXHIBIT 4.2.1


                           CERTIFICATE OF DESIGNATION

                                       OF

                         8% CONVERTIBLE PREFERRED STOCK

                                       OF

                            NEWS COMMUNICATIONS, INC.

  -----------------------------------------------------------------------------

                        Pursuant to Section 78.195 of the
                             Nevada Revised Statutes
  -----------------------------------------------------------------------------

         NEWS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY THAT:

         FIRST: News Communications, Inc. (the "Corporation") was incorporated under the laws of the State of Nevada on May 20, 1986;

         SECOND: Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, under the provisions of Section 78.195 of the Nevada Revised Statutes, the Board of Directors of the Corporation on May 18, 1992, by unanimous written consent, fixed the designations, preferences and relative, participating, optional, conversion or other special rights, or qualifications, limitations or restrictions of up to 100 shares of preferred stock of the Corporation, $1.00 par value ("8% Convertible Preferred Stock"), as follows:

         (1) Designation. A series of preferred stock shall be designated and known as the 8% Convertible Preferred Stock (hereinafter called "8% Convertible Preferred Stock"). Each share of 8% Convertible Preferred Stock shall be identical in all respects with the other shares of 8% Convertible Preferred Stock.

         (2) Number of Shares. The number of shares of 8% Convertible Preferred Stock shall be 100 shares. Shares of 8% Convertible Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

         (3) Dividends.

             (a) Cumulative dividends shall be payable on the 8% Convertible Preferred Stock at an annual rate of $80.00 per share, payable out of funds legally available for the declaration of dividends. Dividends on shares of 8% Convertible Preferred Stock are payable on August 31, 1992, and on the last day of every third month thereafter. Dividends will not be pro rated in the event of a sale or redemption of the 8% Convertible Preferred Stock or a liquidation of the Corporation, or for any other reason, prior to a dividend payment date. Dividends shall be payable in cash.

             (b) Dividends not paid will accumulate without interest or additional dividends until declared and paid, which declaration and payment may be for all or part of the then accumulated dividend. The holders of 8% Convertible Preferred Stock, in preference to the holders of any junior stock, shall be entitled to receive, as and when declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed in Section (3)(a) hereof. No dividends shall be paid upon, or declared or set apart for, any shares of 8% Convertible Preferred Stock for any dividend period unless at the same time a proportionate dividend for the same dividend period, ratably in proportion to the respective sums which would be payable on such shares if all dividends were declared and paid in full, shall be paid upon, or declared and set apart for, all shares of any 8% Convertible Preferred Stock then issued and outstanding and entitled to receive such dividend. In no event, so long as any shares of 8% Convertible Preferred Stock shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, or shall any distribution be made, on any junior stock, or shall any junior stock be redeemed or purchased by the Corporation, unless all dividends on the 8% Convertible Preferred Stock for all past dividend period and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The provisions of this paragraph shall not, however, apply to a dividend payable in any junior stock or to the acquisition of shares of any junior stock in exchange for shares of any other junior stock.

             (c) Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any junior stock, and/or any parity stock (other than 8% Convertible Preferred Stock), and no holders of shares of 8% Convertible Preferred Stock shall be entitled to share therein.

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             (4) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, after payment to holders of any series of preferred stock or other class of securities entitled to a preference over holders of 8% Convertible Preferred Stock but before any distribution or payment shall be made to the holders of any junior stock, the holders of 8% Convertible Preferred Stock shall be entitled to be paid the amount of $1,000 per share, together with all accrued and unpaid dividends to such distribution or payment date (subject to the third sentence of Section (3) (a) hereof). If such payment shall have been made in full to the holders of 8% Convertible Preferred Stock, then the remaining assets and funds of the Corporation shall be distributed among the holders of the other classes and series of capital stock of the Corporation, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of 8% Convertible Preferred Stock, then the holders of 8% Convertible Preferred Stock and the holders of all other parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled according to their respective rights and preferences. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this Section (4).

         (5) Redemption.

             (a) 8% Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation on not less than 30 days notice, by resolution of its Board of Directors, at the redemption price of $1,000 per share, in cash, together with payment of accrued and unpaid dividends to the redemption date (subject to the third sentence of Section 3(a) hereof), if the Fair Market Value (as hereinafter defined) of the Corporation's Common Stock (as adjusted as a result of events referred to in Section (6)(c)) exceeds $5.00 per share for twenty consecutive trading days during a period ending within twenty trading days prior to the date redemption is declared. The holders of the 8% Convertible Preferred Stock will have the opportunity to convert shares of 8% Convertible Preferred Stock into shares of Common Stock during such 30-day notice period pursuant to Section (6) hereof.

             (b) If less than all the outstanding shares of 8% Convertible Preferred Stock are to be redeemed pursuant to this Section (5), the shares to be redeemed shall be determined by lot or pro rata in such manner as the Board of Directors may prescribe; provided, however, that if all the shares of 8% Convertible Preferred Stock are held of record by not more than ten persons, the shares of 8% Convertible Preferred Stock to be redeemed shall be pro rata.

             (c) Notice of every redemption of shares of 8% Convertible Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the stock books of the Corporation. Such mailing shall be made at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein

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provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of 8% Convertible Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of 8% Convertible Preferred Stock.

             (d) If notice of redemption shall have been duly mailed, and if, on or before the redemption date specified in the notice, the redemption price, together with accrued dividends to the date fixed for redemption, shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, from and after the date of redemption so designated, notwithstanding that any certificate for shares of 8% Convertible Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, such shares will no longer be eligible for conversion, and all rights with respect to the shares of 8% Convertible Preferred Stock so called for redemption shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price and all accrued and unpaid dividends to the redemption date (subject to the third sentence in Section
(3)(a) hereof), but without interest.

             (e) The Corporation may also, at any time prior to the redemption date, deposit in trust, for the account of the holders of the shares of 8% Convertible Preferred Stock to be redeemed, with a bank or trust company in good standing, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, having a combined capital and surplus of at lest One Hundred Million ($100,000,000) Dollars, designated in the notice of redemption, the redemption price, together with accrued dividends to the date fixed for redemption, and, unless the notice of redemption herein provided for has previously been duly mailed, deliver irrevocable written instructions directing such bank or trust company, on behalf and at the expense of the Corporation, to cause notice of redemption specifying the date of redemption to be duly mailed as herein provided promptly upon receipt of such irrevocable instructions. Upon such deposit in trust, whether after due mailing of the notice of redemption or accompanied by irrevocable instructions as provided above, and notwithstanding that any certificate of shares of 8% Convertible Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of 8% Convertible Preferred Stock with respect to which the deposit shall have been made shall no longer be deemed to be outstanding on the date of redemption, and all rights with respect to such shares of 8% Convertible Preferred Stock shall forthwith cease and terminate except only the right of the holders thereof to receive from such bank or trust company for the time herein provided, the redemption price, including accrued dividends to the redemption date, but without interest, of the shares so to be redeemed. Any money deposited by the Corporation pursuant to this Section (5)(e) and unclaimed at the end of two years from the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof, but without interest thereon.

             (f) The Corporation shall not establish, and the holders of 8% Convertible Preferred Stock shall not be entitled to the benefits of, any sinking or retirement fund with respect to the shares of 8% Convertible Preferred Stock.

         (6) Conversion.

             (a) Any holder of a share of 8% Convertible Preferred Stock may convert each such share, at any time and from time to time, into shares of Common Stock, except that shares of 8% Convertible Preferred Stock called for redemption may not be converted after the redemption date. The number of shares of Common Stock into which each share of 8% Convertible Preferred Stock may be converted shall be obtained by dividing $1,000 by the Conversion Price (as hereinafter defined). The Conversion Price shall be subject to adjustment from time to time as hereinafter provided in Section (6)(c) or (d) below and subject to the provisions regarding no issuance of fractional shares set forth in Section (6)(i) below. The conversion of any shares of 8% Convertible Preferred Stock shall not affect the holders' rights to dividends unpaid to the date of conversion but all rights to future dividends and any interest thereon shall terminate upon conversion. For every share of Common Stock into which shares of 8% Convertible Preferred Stock are converted, the holder will be issued one of the Corporation's Series C Common Stock Purchase Warrants ("C Warrants"). The shares of Common Stock and the C Warrants into which the 8% Convertible Preferred Stock is convertible shall be referred to as the "Converted Securities." The C Warrants shall be in the form annexed hereto as Exhibit I.

             (b) In order to convert shares of 8% Convertible Preferred Stock into Converted Securities, the holder thereof shall surrender the certificate or certificates for 8% Convertible Preferred Stock, duly endorsed or in blank, to the Corporation at its principal office (or such other place as may be reasonably designated by the Corporation), shall give written notice to the Corporation at said office that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificates for Converted Securities to be issued and shall make payment to the Corporation of any applicable transfer or other taxes. The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of shares of the 8% Convertible Preferred Stock or to his nominee or nominees, certificates for the number of full Converted Securities to which he shall be entitled as aforesaid and, if applicable, a check in lieu of any factional share of Common Stock as provided in Section (6) (i). Shares of the 8% Convertible Preferred Stock shall be deemed to have been converted as of the date of the surrender of such certificate or certificates for conversion as provided above, and the person or persons entitled to receive the Converted Securities issuable upon such conversion shall be treated for all purposes, including, but not limited to, the right to vote the Common Stock and exercise the C Warrants included as part of the Converted Securities, as the record holder or holders of such Common Stock and C Warrants on such date.

             (c) The conversion price of the 8% Convertible Preferred Stock and, accordingly, the number of shares of Common Stock and C Warrants into which the shares of 8% Convertible Preferred Stock may be converted, shall be subject to adjustment from time to time as follows:

                  A. In case the Corporation shall (i) subdivide or split its outstanding shares of Common Stock into a larger number of shares by recapitalization, reclassification or split-up thereof, or by issuance of shares of Common Stock as a dividend or distribution on the Common Stock, or (ii) combine its outstanding shares of Common Stock into a smaller number of shares by recapitalization, reclassification or combination thereof, the conversion price in effect immediately prior thereto shall be adjusted so that the holder of any shares of 8% Convertible Preferred Stock thereafter shall be entitled to receive, upon such conversion effected after the happening of any of the events described above, the same number of shares of Common Stock and C warrants as such holder would have received had such shares of 8% Convertible Preferred Stock been converted immediately prior to the happening of such event.

                  B. In case the Corporation after the date hereof shall distribute to all of the holders of outstanding shares of Common Stock any securities or other assets (other than a cash distribution made as a dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the State of Nevada), the Board of Directors shall be required to make such equitable adjustment in the number of shares of Common Stock and C Warrants into which each share of 8% Convertible Preferred Stock is convertible pursuant to Section (6)(a) hereof, as in effect immediately prior to the record date for such distribution, as may be necessary to preserve for the holder rights substantially proportionate to those enjoyed hereunder by the holder immediately prior to the happening of such distribution.

                  An adjustment made pursuant to this Section (6) (c) shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a Section or combination. Such adjustments shall be made successively whenever any event described above shall occur.

             (d) In the case of any reclassification of the outstanding Common Stock (other than a change which solely affects the par value of such shares of Common Stock or a change covered by Section (6)(c) hereof), or if the Corporation or any successor company shall consolidate or merge with, or convey all or substantially all its property and assets to, any other company, then, as a condition precedent to such reclassification, consolidation, merger or conveyance (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), adequate provision shall be made whereby the holders of shares of 8% Convertible Preferred Stock at the time outstanding shall thereafter be entitled to convert their shares of 8% Convertible Preferred Stock (or any other securities, other than Common Stock, that may be issued on such reclassification, consolidation, merger or conveyance with respect to or in exchange for the 8% Convertible Preferred Stock) into such shares of stock, securities or assets as may be issuable or payable with respect to, or in exchange for, the number of shares of Common Stock and C Warrants or the other shares of stock, securities or assets, as the case may be, into which their shares of the 8% Convertible Preferred Stock would be convertible immediately prior to such reclassification, consolidation, merger or conveyance; and the right which the holders of the 8% Convertible Preferred Stock have to receive additional shares of Common Stock and C Warrants on conversion of their shares of 8% Convertible

Preferred Stock on account of any adjustment made pursuant to Section (6)(c) shall continue and be preserved in respect of any stock or other securities of the successor company into which shares of the 8% Convertible Preferred Stock shall thereafter become exchangeable.

             (e) In the case the Corporation shall, at any time prior to the conversion of all of the 8% Convertible Preferred Stock, offer to the holders of its Common Stock any rights to subscribe for additional shares of Common Stock or shares of any other class of the Corporation, then the Corporation shall give written notice thereof to the registered holders of the 8% Convertible Preferred Stock not less than 20 days prior to the date on which the books of the Corporation are closed or a record date is fixed for the determination of the stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or record date fixed with respect to such offer of subscription and the right of the holder of 8% Convertible Preferred Stock to participate in such offer of subscription shall terminate if the 8% Convertible Preferred stock shall not be converted on or before the date of such closing of the books or such record date.

             (f) Whenever the number of shares of Common Stock and C Warrants deliverable upon the conversion of each share of 8% Convertible Preferred Stock shall be adjusted pursuant to the provision of Section (6)(c) or (d), the Corporation shall promptly (A) file with the transfer agent, if any, for the shares of 8% Convertible Preferred Stock a certificate, signed by the Chairman of the Board or the President or a Vice President of the Corporation, and (B) mail, or cause the transfer agent to mail, to all holders of shares of 8% Convertible Preferred Stock, at their last address as they shall appear upon the stock records of the Corporation, a notice, setting forth in each case, the increased or decreased number of shares of Common Stock and C Warrants thereafter deliverable upon the exchange of each share of 8% Convertible Preferred Stock. The certificate filed with the transfer agent shall show, in addition, in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.

             (g) The term "Common Stock" shall mean (A) the class of stock designated as the "Common Stock" of the Corporation at the date of initial issuance of shares of the 8% Convertible Preferred Stock or (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value, or (C) any capital stock of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or preference value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. In the event that, at any time, as a result of an adjustment made pursuant to Section (6) (c) or (d) above, the holder of any share of the 8% Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Corporation's Common Stock and C Warrants as in effect on the date hereof, then the shares so receivable upon conversion of any share of the 8% Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in Section (6)(c) or (d).

             (h) At all times, a sufficient number of the authorized but unissued shares and/or treasury shares of Common Stock and C Warrants shall be reserved by the Corporation for the purpose of conversion of all shares of the 8% Convertible Preferred Stock at the time outstanding.

             (i) In lieu of fractions of shares of Common Stock or C Warrants issuable upon conversion of the 8% Convertible Preferred Stock, the Corporation shall pay to the holder in cash the Fair Market Value of any such fraction of a share of Common Stock on the date of conversion and round up to the next nearest whole number the number of C Warrants issuable upon such conversion.

         (7) Voting and Other Rights. Except as required by statute and as set forth in the following sentence, the holders of the 8% Convertible Preferred Stock shall have no voting power on any matters of the Corporation. If the Corporation shall not pay every dividend pursuant to Section 3(a) for four consecutive dividend payment periods, and until such time as all unpaid and accumulated dividends are paid in full, each issued and outstanding share of 8% Convertible Preferred Stock shall be entitled, with respect to all matters presented for a vote to holders of Common Stock, to such number of votes such share would have had if it had been converted into shares of Common Stock pursuant to Section (6) on the record date of stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken. During such period as the right to vote set forth in the preceding sentence is in effect, the holders of 8% Convertible Preferred Stock shall be entitled to prior notice of all stockholders' meetings and to vote together with such holders as set forth therein upon any matter submitted to such holders for a vote and not as a separate class. If for any reason holders of 8% Convertible Preferred Stock shall be entitled to vote as a separate class, the holders of a majority in interest of 8% Convertible Preferred Stock entitled to vote in such election shall bind the entire class of 8% Convertible Preferred Stock. The shares of 8% Convertible Preferred Stock shall not have any relative, participating, optional or any other special rights or powers other than as set forth herein.

         (8) Preemptive Rights. The holders of shares of 8% Convertible Preferred Stock shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

         (9) Junior and Parity Stock. As used herein with respect to 8% Convertible Preferred Stock, the following terms shall have the following meanings:

            (a) The term "parity stock" shall mean all series of preferred stock (including, but not limited, to the 8% Convertible Preferred Stock) and any other class of stock of the Corporation hereafter authorized ranking on a parity with the 8% Convertible Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            (b) The term "junior stock" shall mean the Corporation's Common Stock, par value $.01 per share, and any other class of stock of the Corporation hereafter authorized over which preferred stock, including, but not limited to, 8% Convertible

     Preferred Stock, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (10) Senior Stock. The Corporation may not, without the consent of the holders of a majority of the 8% Convertible Preferred Stock, create any new class or series of preferred stock with rights senior to the 8% Convertible Preferred Stock.

         (11) Fair Market Value. As used herein with respect to 8% Convertible Preferred Stock, "Fair Market Value" shall mean:

             (a) If the principal market for the Common Stock is a national securities exchange or the NASDAQ National Market System, the closing sales price of the Common Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system; or

             (b) If the principal market for the Common Stock is not a national securities exchange or the NASDAQ National Market System and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System, the average of the closing bid and closing asked prices of the Common Stock on the date in question, as quoted on such System; or

             (c) If the principal market for the Common stock is not a national securities exchange or the NASDAQ National Market System and the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, the mean between the highest bid and lowest asked prices for the Common Stock on the date in question, as reported by the National Quotation Bureau, Inc. ("NQB") or at least two market makers in the Common Stock if quotations are not available from NQB but are available from market makers; or

             (d) If the principal market for the Common Stock is not (a), (b) or
     (c), "Fair Market Value" shall be determined by the Corporation's Board of Directors, whose decision shall be final and binding.

         (12) Conversion Price. As used herein with respect to 8% Convertible Preferred Stock, "Conversion Price" shall mean 70% of the closing bid price for the Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System, on the date of sale of the 8% Convertible Preferred Stock. The Conversion Price shall be adjusted as set forth in Section (6).

         IN WITNESS WHEREOF, NEWS COMMUNICATIONS, INC. has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary, who affirm that the information contained in the foregoing Certificate of Designation is true under the penalties of perjury this day of
      1992.
- -----

                                              NEWS COMMUNICATIONS, INC.



                                              By: /s/ Michael Schenkler
                                                  -----------------------------
                                                  Michael Schenkler, President



                                              By: /s/ Martin J. McLaughlin
                                                  -----------------------------
                                                  Martin J. McLaughlin,
                                                  Secretary

                                     WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY STATE SECURITIES LAW, HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

         News Communications, Inc. (the "Company") hereby grants to ____________ (the "Holder") the right, privilege, and option to purchase (1) shares of its
Common Stock, par value $.0l per share ("Common Stock"), at the purchase price, subject to adjustment as hereinafter provided, of U.S. $ (2) per share ("Warrant Price"), in the manner and subject to the conditions hereinafter provided.

         1. Time of Exercise of Warrant. This Warrant may be exercised at any time or from time to time at or before 5:00 p.m., Eastern Time, on the fifth anniversary of the date of issuance hereof. The Company in its sole discretion may extend the duration of the period in which this Warrant may be exercised.

         2. Method of Exercise. This Warrant shall be exercised in whole at any time or in part from time to time, by delivery of this Warrant with the Purchase Form attached hereto duly completed and executed to the Company at its principal executive offices accompanied by a certified or cashier's check payable to the order of the Company in payment of the Warrant Price, for the number of whole shares specified, together with appropriate endorsements or transfer documents, if any, and a check for payment of any applicable transfer or similar tax, if required. Upon clearance of the check, the Company shall make immediate delivery of a stock certificate evidencing the number of whole shares to which the Holder may be entitled. The Company shall not be required to make any cash or other adjustment in respect of any fraction of a share to which the Holder would otherwise be entitled. The Holder, by acceptance of this Warrant, expressly waives any right to receive a certificate for any fraction of a share or cash payment upon the exercise of this Warrant. In case of the purchase of less than all the shares purchasable


- --------

 (1) Number to be inserted shall be that number equal to the number of shares of Common Stock issued upon conversion of the shares of 8% Convertible Preferred Stock which gives rise to the issuance of this Warrant.

 (2) Amount to be inserted is Conversion Price as set forth in Certificate of Designation, adjusted in same manner as Conversion Price would-have been adjusted prior to conversion.

under this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable hereunder. The Company agrees at all times to reserve or hold available a sufficient number of shares of Common Stock to cover the number of shares issuable upon the exercise of this and all other Warrants of like tenor then outstanding. All shares of Common Stock issued hereunder and in conformity herewith shall be validly issued, fully paid and non-assessable.

         3. Anti-Dilution Provisions. If and to the extent that the number of issued shares of Common Stock of the Company shall be increased or reduced by change in par value, split up, stock split, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to this Warrant and the Warrant Price shall be proportionately adjusted so that the Holder, upon exercise hereof shall be entitled to receive the number of shares of Common Stock which the Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

         In case of any reorganization or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 3 shall similarly apply to successive reorganizations, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder.

         No adjustment in the Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. The Company shall not issue fractional shares of Common Stock upon exercise of this Warrant.

         Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall forthwith give written notice thereto to the Holder of this Warrant stating the adjusted Warrant Price and the adjusted number of shares purchasable upon the exercise hereof resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         4. Rights Prior to and Subsequent to Exercise of Warrant. This Warrant does not entitle the Holder to any of the rights of a stockholder of the company, including, without limita-tion, the right to receive dividends or other distributions, to exercise any preemptive rights, to vote, or to consent or to receive notice as a stockholder of the Company. If, however, at any time prior to the expiration or redemption of this Warrant and prior to its exercise, any of the following events shall occur:

             a. the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a regular cash dividend) to the holders of its shares of Common Stock; or

             b. the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any thereof; or

             c. a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets, and business as an entirety) shall be proposed, then in any one or more of said events the Company shall give notice in writing of such event to the Holder at his last address as it shall appear on the Company's records at least twenty (20) days' prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividends, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up. Each person in whose name any certificate for shares of Common Stock is to be issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which this instrument was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such stock certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

         5. Condition to Exercise of Warrant. In order to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and relevant state law, the Company may require the Holder as a condition of the exercising of this Warrant, to give written assurance satisfactory to the Company that the shares subject to this Warrant are being acquired for his own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a registration statement under the Securities Act which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act. If the shares of Common Stock purchased pursuant to the exercise of this warrant are not subject to an effective registration statement under the Securities Act, the certificate(s) evidencing shares of Common Stock purchased upon exercise of this Warrant shall bear the following restrictive legend or a similar legend to the same effect:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY STATE SECURITIES LAW, HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

             6. Loss, etc. of Warrant. Upon receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen, or destroyed, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute, and deliver to the Holder a new Warrant of like date, tenor and denomination.

             7. Governing Law. This Warrant and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of New York.

         IN WITNESS WHEREOF, News Communications, Inc. has caused this Warrant
to be executed on the                 day of                    ,             .
                     -----------------      -------------------- -------------

(SEAL)

                                               NEWS COMMUNICATIONS, INC.



                                               By:
                                                  -----------------------------
                                                  [President or Vice President]
ATTEST:


[Secretary or Assistant Secretary)

                                    PURCHASE


         The undersigned, ___________________ pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase _______________ shares of the Common Stock of NEWS COMMUNICATIONS, INC. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

         The undersigned represents that _______________________, the exercise of the foregoing Warrant was solicited by _____________________. If not solicited by ______________, please write "unsolicited" in the space below. Unless otherwise indicated, it will be assumed that the exercise was solicited by ____________________.



                                           -----------------------------------------------------
                                           Write "unsolicited" on above line if not solicited by
                                                                                ---              )
                                           _____________________________________________________


Dated:                                     Signature:
      ___________________________                    ___________________________________________

                                           Address:
                                                   _____________________________________________

                                           _____________________________________________________


                                 FULL ASSIGNMENT
                                 ---------------

         FOR VALUE RECEIVED ____________________________________ hereby sells, assigns and transfers unto _________________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _______________________, attorney, to transfer said Warrant on the books of NEWS COMMUNICATIONS, INC.


Dated:                                     Signature:
      ___________________________                    ___________________________________________

                                           Address:
                                                   _____________________________________________

                                           _____________________________________________________


                               PARTIAL ASSIGNMENT


         FOR VALUE RECEIVED _________________ hereby assigns and transfers unto _____________ _____________________ the right to purchases _______________
shares of Common Stock of NEWS COMMUNICATIONS, INC. by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced hereby, and does irrevocably constitute and appoint ______________, attorney, to transfer that part of said Warrant on the books of NEWS COMMUNICATIONS, INC.

Dated:                                     Signature:
      ____________________________                    ___________________________________________

                                           Address:
                                                   _____________________________________________

                                           _____________________________________________________






                                      -17-